Exhibit 99




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PRESS RELEASE
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DATE:    March 30, 2001
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CONTACT: Leigh J. Abrams, President & CEO                   [LOGO]
--------------------------------------------         FOR IMMEDIATE RELEASE
PHONE:   (914) 421-2545
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FAX:     (914) 428-4581
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             LBP INC. ANNOUNCES SALE OF BALANCE OF IMPAC INVESTMENT
                            AND WITHDRAWAL OF LAWSUIT

       White Plains,  New York - March 30, 2001 - LBP, Inc. (OTC Bulletin Board:
LBPI) today announced that it had agreed to sell the remaining $5 million investment in the 10.5% Cumulative Convertible Preferred Stock of Impac Mortgage Holdings ("IMH") to Impac Funding Corporation, a subsidiary of IMH for $5.25 million. Closing of the transaction will take place on or before April 30, 2001. Upon the closing of the transaction all of LBP's assets, which are estimated to be approximately $29.7 million, will consist of cash or cash equivalents.

       In another development LBP announced that the purported class action and derivative action lawsuit against LBP Inc. and its directors, was withdrawn after LBP filed its motion to dismiss the lawsuit. There were no payments or other consideration made by LBP in connection with the withdrawal.

       In January 2001, LBP announced its intention to liquidate. If the Plan of Liquidation is approved by stockholders at the Company's May 16, 2001 Annual Stockholders meeting to be held in Dallas Texas, the Company will shortly thereafter make an initial liquidating distribution in an amount to be determined by the Board of Directors.